UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C., 20549


                                   FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                    Commission file number: 333-00365-02

                      ASSET BACKED SECURITIES CORPORATION

            (AS DEPOSITOR UNDER THE POOLING AND SERVICING AGREEMENT
            DATED AS OF JULY 1, 1998, PROVIDING FOR THE ISSUANCE OF
                      CREDIT SUISSE FIRST BOSTON MORTGAGE
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-1)


                               11 Madison Avenue
                               Park Avenue Plaza
                            New York, New York 10010

     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                      CREDIT SUISSE FIRST BOSTON MORTGAGE
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-1

          (Title of each class of securities covered by this Form)


                                    NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    ___       Rule 12h-3(b)(1)(i)          ___
          Rule 12g-4(a)(1)(ii)   ___       Rule 12h-3(b)(1)(ii)         ___
          Rule 12g-4(a)(2)(i)    ___       Rule 12h-3(b)(2)(i)          ___
          Rule 12g-4(a)(2)(ii)   ___       Rule 12h-3(b)(2)(ii)         ___
                                           Rule 15d-6                   _X_

Approximate number of holders of record
as of the certification or notice date:  37

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: 01/26/99


ASSET BACKED SECURITIES CORPORATION by U.S. Bank National Association, as Trustee for Credit Suisse First Boston Mortgage Pass-through
Certificates, Series 1998-1.

By:    /s/ Tina Hatfield
   --------------------------------------
Name:    Tina Hatfield
Title:   Vice President
Company: U.S. Bank National Association